UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 12, 2018

LIFE LOGGER TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55505	45-5523835
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11380 Prosperity Farms Road, Suite 221E

Palm Beach Gardens, FL 33410

Tel: 214 561 7667

(Address of principal executive offices, including Zip Code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreement:

On January 9, 2018, the Company entered into a Asset Purchase Agreement, as of December 31, 2017, to acquire 94.8% of the working interest in North West Lost Hills producing oil property from Sage Exploration & Production, Inc., in exchange for 6,821,584 shares of the Company’s SEC Rule 144 restricted common shares to be issued by the Company at closing.

A third-party engineering report, places the volumetric valuation in the North West Lost Hills asset at 357,550 barrels; limited only to the total of Proved Developed Producing Reserves (PDP) and Proved Developed Non-Producing (PDNP) Reserves. The Non-Discounted value of these 2 reserve categories result in $25, 437,252; and the discounted value at 10% discount to $6,703,043 for the remaining production life of these reserves.. The company has not included any value in this calculation for the additional categories of Proven Undeveloped Reserves (PUD), Probable Undeveloped Reserves (PROB) or Possible Undeveloped Reserves (POSS).

Over the next 12 months, we expect to increase production to 85 barrels per day from the current daily production of 15 barrels per day; through improvements in our operating plan, reflecting specific production improvements from basic repairs, work-overs, re-entries, and deepening of certain wells. Management believes that through this optimization, the number of barrels recoverable over the life of the field can be improved to over 1 million barrels. Management also expects that this optimization should give the Company additional capital, for acquisitions of other under-performing assets, improving cash flow, thereby minimizing shareholder dilution and increasing shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2018

Life Logger Technologies Corporation

/s/ Stewart Garner
By:	Stewart Garner
Its:	Chief Executive Officer